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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

          SYSTEMSOFT(R) ANNOUNCES Q4 AND FISCAL 1998 FINANCIAL RESULTS

        SystemSoft Also Announces Filing of Securities Class Action Suit

         NATICK, Mass., -- March 5, 1998 -- SystemSoft(R) Corp. (NASDAQ: SYSF) today reported financial results for its 1998 fourth quarter and fiscal year ended January 31, 1998.

         Revenue for the fourth quarter of fiscal 1998 was $4.0 million, a decrease of 67 percent from $12.0 million in the same period last year. In the fourth quarter, SystemSoft recorded a charge totaling $12.9 million. This charge was primarily related to the impaired realizability of certain prepaid financial obligations and costs related to the write-down of previously acquired and developed technology. The charge was required due to the significant fourth quarter revenue shortfall and reduced expectations for certain products.

         After accounting for the charge, SystemSoft posted a net loss for the fourth quarter of $23.4 million or ($0.88) per basic share, compared to a net loss of $42.1 million or ($1.78) per basic share after accounting for acquired in-process R&D and other charges primarily in connection with the acquisition of Radish Communications for the fourth quarter of fiscal 1997. Before the charge in the fourth quarter of fiscal 1998, SystemSoft posted a loss for the quarter of $10.5 million or ($0.40) per basic share, compared to income of $2.0 million or $0.08 per basic share a year ago.

         For the fiscal year 1998, total revenue was $42.6 million, an increase of 7.4 percent over the $39.7 million recorded in the previous fiscal year. After accounting for the charge, SystemSoft reported a net loss of $19.7 million or ($0.76) per basic share for the year, compared to a net loss of $37.6 million or ($1.70) per basic share for the previous fiscal year after accounting for acquisition costs and other charges. Prior to the charges, SystemSoft reported a net loss of $6.8 million or ($0.26) per basic share for fiscal 1998, compared to net income of $6.4 million or $.26 per basic share in the previous fiscal year. At January 31, 1998, SystemSoft had cash of $10.8 million and working capital of $14.5 million.

         SystemSoft also announced that it, among others, has been named as a defendant in a securities class action lawsuit filed in the United States District Court for the District of Massachusetts. The complaint alleges, among other things, that the defendants made misstatements to the investing public. SystemSoft believes the allegations in the complaint are without merit and intends to vigorously contest them.

         Several factors contributed to the fourth quarter revenue shortfall. The principal factors were: reduced purchasing commitments by Asia-Pacific
(APAC) OEMs fueled by recent regional economic issues that also appear to be slowing industry growth more broadly, significant turnover in the company's US sales force, and the continued long implementation cycles for the SystemWizard product family.

         In addition, SystemSoft said that upon a further review of its previously announced preliminary results, certain anticipated tax benefits were not recorded and previously recorded deferred tax assets were reduced, resulting in a larger net loss for the quarter.
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         "While the fiscal fourth quarter results were obviously disappointing, we did have several bright spots," said Robert F. Angelo, chairman and CEO of SystemSoft. "Deb Besemer, formerly of Lotus, joined us on December 1 as our new president and Chief Operating Officer. We also gained additional market validation for our SystemWizard technology including a second user survey that revealed high marks for usability, and recognition in February 1998 as a Call Center Magazine "Product of the Year."

         "We are focused on rebuilding the company to profitability and healthy revenue growth over the next several quarters," said Besemer. "There are no quick fixes. The key components of our efforts are to continue rebuilding our US sales force, ensure the success of our existing customers with the implementation of our products and investigate new markets and routes to those markets. We have a strategic and financial plan against which we will measure our progress and a tactical plan designed to get us there from where we are today."

ABOUT SYSTEMSOFT

         SystemSoft is a leading worldwide provider of system-level, connectivity and problem-resolution software. Founded in 1990, SystemSoft licenses its products primarily to Original Equipment Manufacturers (OEMs). Its clients include Acer, AST Computer, Compaq (NYSE:CPQ), Dell (NASDAQ:DELL), Gateway 2000 (NYSE:GTW), Hewlett-Packard (NYSE:HWP), Hitachi, IBM (NYSE:IBM), Intel (NASDAQ:INTC), Micron Electronics (NASDAQ:MUEI), Packard Bell NEC, Sykes Enterprises (NASDAQ:SYKE) and Toshiba. Information on SystemSoft products and services is available on the World Wide Web at http://www.systemsoft.com.

                                      # # #


Any statements that are not historical facts contained in this release (including statements regarding future plans and goals for the Company) are forward looking statements that involve risks and uncertainties, including but not limited to those relating to the successful hiring of additional sales personnel, product demand, pricing, market acceptance, the effect of economic conditions particularly in the Asia-Pacific region, competitive products, risks in product and technology development, the results of financing efforts, the ability to complete transactions, and other risks identified in the Company's Securities and Exchange Commission filings.

Information on SystemSoft products and services is available on the World Wide Web at http://www.systemsoft.com.

SystemWizard, CardWizard and CardWorks are trademarks and SystemSoft is a registered trademark of SystemSoft Corp.

For more information, contact:

John Ambrose/Melissa Crowe                        Tim Hurley/Sara Buda
SystemSoft Corporation                            Copithorne & Bellows
508/651-0088                                      617/450-4300


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                                        SYSTEMSOFT CORPORATION
                            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                          THREE MONTHS ENDED JANUARY 31,     TWELVE MONTHS ENDED JANUARY 31,
In Thousands, except per share data            1998            1997             1998            1997
                                               ----            ----             ----            ----
                                               (Unaudited)

Revenues:
    Software license fees                    $  3,700        $ 10,590        $ 37,897        $ 31,249
    Engineering services                          308           1,429           4,725           8,419
                                             --------        --------        --------        --------
          Total revenues                        4,008          12,019          42,622          39,668
                                             --------        --------        --------        --------

Cost of revenues:
    Software license fees                       1,361             823           6,664           3,405
    Engineering services                        2,027           1,049           5,749           3,668
                                             --------        --------        --------        --------
          Total cost of revenues                3,388           1,872          12,413           7,073
                                             --------        --------        --------        --------

Gross profit                                      620          10,147          30,209          32,595

Operating expenses:
    Research and development                    3,184           2,580          12,860           8,392
    Sales and marketing                         5,136           3,828          14,908          11,462
    General and administrative                  2,285           1,117           7,355           3,499
    Restructuring and other charges            12,907               -          12,907               -
    In process R&D                                  -          46,456               -          46,456
                                             --------        --------        --------        --------
          Total operating expenses             23,512          53,981          48,030          69,809
                                             --------        --------        --------        --------

Loss from operations                          (22,892)        (43,834)        (17,821)        (37,214)

Interest income / (expense), net                   (7)             84             146             390
Foreign exchange loss                            (107)            (74)            (20)           (125)
                                             --------        --------        --------        --------
Loss before provision for income taxes        (23,006)        (43,824)        (17,695)        (36,949)
Provision for / (benefit from)  income
taxes                                             434          (1,714)          2,034             692
                                             --------        --------        --------        --------

Net loss                                     ($23,440)       ($42,110)       ($19,729)       ($37,641)
                                             ========        ========        ========        ========


Basic and diluted loss per share             ($  0.88)       ($  1.78)       ($  0.76)       ($  1.70)
                                             ========        ========        ========        ========


Weighted average shares outstanding            26,550          23,675          26,035          22,207
                                             ========        ========        ========        ========




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                             SYSTEMSOFT CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   January 31,       January 31,
In Thousands                                           1998             1997
                                                       ----             ----
ASSETS

Cash and marketable securities                       $ 10,764        $ 11,909
Accounts receivable, net                                6,328          12,353
Receivable from related party                               -           1,466
Prepaid royalties                                       2,554               -
Other current assets                                    2,727           2,444
Deferred income taxes                                       -           2,528
                                                     --------        --------
    Total current assets                               22,373          30,700

Property and equipment, net                             6,807           4,936
Purchased software costs, net                           3,012           3,747
Software development costs, net                           547           1,368
Other assets                                              819               -
                                                     --------        --------
    Total assets                                     $ 33,558        $ 40,751
                                                     ========        ========



LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and
  other current liabilities                             7,851           5,595

Other long-term liabilities                             1,763               -
Deferred income taxes                                       -           1,642

Common stock                                              268             251
Additional paid-in capital                             78,813          68,671
Treasury stock                                           (427)           (427)
Warrants                                                3,771           3,771
Accumulated deficit                                   (58,481)        (38,752)
                                                     --------        --------
    Total stockholders' equity                         23,944          33,514
                                                     --------        --------
    Total liabilities and stockholders' equity       $ 33,558        $ 40,751
                                                     ========        ========